Exhibit 99.1

HF Foods Group Inc. Secures Revolving Credit Agreement of Up to $125 Million

Amended agreement to provide enhanced financial flexibility to help support HF Foods’ growth strategy

LAS VEGAS – February 18, 2025 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading food distributor to Asian restaurants across the United States, announced today it has amended its Credit Agreement with JPMorgan Chase Bank and Comerica Bank. The amended agreement also adds Wells Fargo as an additional lender, and increases the Company’s aggregate revolving commitment by $25 million to $125 million.

“This amended credit agreement further demonstrates our banking partners’ continued and growing confidence in HF Foods and the opportunities ahead for our business,” said Felix Lin, President and CEO of HF Foods. “This additional revolver capacity will help support our growth strategy and the continued execution of our strategic transformation plan by providing us with further financial flexibility. With our strong partners, JPMorgan Chase Bank, Comerica Bank, and Wells Fargo, HF Foods is well-positioned to capitalize on favorable market trends and demographics driving the growing demand for Asian food.”

Additional information about the Credit Agreement and the amendment can be found on the form 8-K that was filed with the SEC on February 18, 2025.

About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward Looking Statements
All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, statements of assumption underlying any of the foregoing, risks disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Contact:
ICR
Investors: Anna Kate Heller
Media: Keil Decker
hffoodsgroup@icrinc.com